AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN ANADIGICS, INC. AND MARIO A. RIVAS DATED AS OF JANUARY 15, 2009

    This amendment is made and entered into as of December 10, 2009 between ANADIGICS, Inc. (the "Company") and MARIO A. RIVAS (the "Executive").

    WHEREAS, the Company and the Executive desires to amend the Employment Agreement dated as of January 15, 2009 between the Company and the Executive (the "Employment Agreement") to extend the term of the Employment Agreement from December 31, 2010 to December 31, 2013;

    NOW, THEREFORE, the Company and the Executive hereby agrees as follows:

    1.    The term of employment as set forth in Article II of the Employment Agreement shall be amended in its entirety to read as follows:

    "The Executive's term of employment under this Agreement shall commence on February 1, 2009 (the "Closing Date") and shall terminate on December 31, 2013 (the "Expiration Date"), unless terminated earlier as provided in Article VI hereof (the "Term of Employment")."

    2.    Existing Section D of Article VI shall be designated Section E.

    3.    The following new section shall be added to Article VI:

    "D.    Termination of Employment on Expiration Date

    In the event the Executive's employment hereunder terminates on the Expiration Date, the Executive shall be entitled subject to the Executive's executing (and not revoking within any statutory revocation period) the Company's Separation and Release Agreement in the form submitted by the Company's Human Resources Department within fifty (50) days after such submission, to:

       (a)    any Base Salary earned but not yet paid as of the date of termination to be paid in accordance with the Company's regular payroll practice (as in effect at the time of termination);

       (b)    any annual bonus for the year ending December 31, 2013 awarded and earned in accordance with the Company's annual bonus proposed but not yet paid, to be paid at the time such annual bonus would otherwise by due under Section IV.C above;

       (c)    reimbursement for all out-of-pocket expenses that are reimbursable pursuant to Section IV.D and that are incurred but not yet paid, prior to such termination of employment;

       (d)    continuation of the Executive's and his dependent's health benefits, if any, at the level in effect on the date of termination through the earlier to occur of (i) three (3) months from such termination of employment or (ii) the date Executive commences employment with another entity; and

       (e)    immediate vesting of Executive's stock options and restricted stock which would have automatically vested within twelve (12) months following the Expiration Date; Executive may exercise such options within ninety (90) days of the date of termination of employment."

    IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

                               ANADIGICS, Inc.
                               By:  /s/  Thomas Shields
                               Name:  Thomas Shields
                               Title:   Executive Vice President

                               EXECUTIVE
                               By: /s/ Mario. A. Rivas